UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2006
Bookham, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-30684	20-1303994

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

2584 Junction Avenue, San Jose, California 95134

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 383-1400
Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On April 3, 2006, Bookham, Inc. (the “Registrant”) entered into a definitive settlement agreement (the “Settlement Agreement”) with Mr. Howard Yue (the “Plaintiff”) relating to the lawsuit the Plaintiff filed against New Focus, Inc., a subsidiary of the Registrant, and several of its officers and directors in Santa Clara County Superior Court. The lawsuit, which was originally filed on February 13, 2002, is captioned Howard Yue v. New Focus, Inc. et al, Case No. CV808031 (the “Yue Litigation”) and relates to events that occurred prior to the Registrant’s acquisition of New Focus, Inc.
The terms of the Settlement Agreement provided that the Registrant would issue to the Plaintiff a $7.5 million promissory note (the “Note”) payable on or before April 10, 2006. $5 million of this promissory note could be satisfied by the Registrant, at its option, through the issuance of its common stock.
Pursuant to the Settlement Agreement the Registrant issued the Note on April 3, 2006 and satisfied the terms of the Note in full by issuing to the Plaintiff $5 million worth of Registrant’s Common Stock, resulting in 537,635 shares being issued, on April 4th, 2006 and paying $2.5 million in cash on April 5th, 2006. The Plaintiff filed dismissal papers in the Yue Litigation on April 6, 2006.
The defense fees for the Yue Litigation have been paid by the insurers under the applicable New Focus directors and officers insurance policy. Registrant and New Focus, Inc. have demanded that the relevant insurers fully fund this settlement within policy limits. At this time the insurers have not confirmed to the Registrant their definitive coverage position on this matter.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKHAM, INC.
Date: April 7, 2006	By:	/s/ Stephen Abely
Stephen Abely
Chief Financial Officer